Exhibit 99

July 24, 2013

Phoenix, Arizona

Knight Transportation Reports Second Quarter 2013 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the second quarter ended June 30, 2013.

Key financial highlights for the second quarter and first half of 2013 and 2012 were as follows:

	Three Months Ended June 30, (dollars in thousands, except per share data)			Six Months Ended June 30, (dollars in thousands, except per share data)
	2013	2012	% Change	2013	2012		% Change
Total revenue	$244,783	$236,268	3.6%	$480,183	$455,800		5.3%
Revenue, excluding trucking fuel surcharge	$200,104	$188,838	6.0%	$389,704	$364,437		6.9%
GAAP operating income	$31,925	$32,103	-0.6%	$57,469	$51,937		10.7%
Adjusted operating income	NA	NA	NA	$57,469	$55,918	(1)	2.8%
GAAP net income	$18,939	$19,289	-1.8%	$34,122	$29,835		14.4%
Adjusted net income	NA	NA	NA	$34,122	$33,729	(1)	1.2%
GAAP earnings per diluted share	$0.24	$0.24	-2.1%	$0.43	$0.37		14.1%
Adjusted earnings per diluted share	NA	NA	NA	$0.43	$0.42	(1)	1.0%

(1) The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  See GAAP to Non-GAAP reconciliation schedule.  GAAP and
Non-GAAP measurements for 2013 are identical.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on June 7, 2013, which was paid on June 28, 2013.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “We have continued to expand our market share in our wide range of truckload logistic services in a challenging operating and economic environment.  Our consolidated revenue, before trucking fuel surcharge, increased 6.0% on a year over year basis.  Our non-asset service offerings lead the way with revenue growth of 64.2%, and now make up approximately 20.0% of our total revenue before trucking fuel surcharge.  Compared to the same quarter last year, our revenue per loaded mile, net of fuel surcharge, increased just less than 1.0% while our length of haul and miles per tractor were virtually flat.  We experienced an improvement in our revenue per tractor compared to the same quarter last year, while operating income was essentially unchanged.”

The following chart reflects the year-over-year operating ratio and revenue comparison for our asset based businesses and our non-asset based businesses for the second quarter and first half of 2013 and 2012.

	Three Months Ended June 30,			Six Months Ended June 30,
	Operating ratios(2)		Revenue change, excluding trucking fuel surcharge	Operating ratios(2)		Revenue change, excluding trucking fuel surcharge
	2013	2012		2013	2012
Asset based	81.7%	81.1%	-2.5%	83.5%	83.2%	-0.6%
Non-asset based	93.6%	96.0%	64.2%	93.2%	95.3%	61.7%

Consolidated	84.0%	83.0%	6.0%	85.3%	84.7%	6.9%

(2) Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.

Our asset based businesses continued to operate at a high level of profitability and efficiency. Our non-asset based businesses continued to produce strong revenue growth along with improved margins, when compared to the same quarter last year. Our businesses continue to complement each other and enable us to provide our customers with truckload services that are efficient and valuable to their supply chain needs.

The industry continues to be faced with a shortage of high quality driving associates. Sourcing and retaining high quality drivers is paramount to our success in improving the productivity of our assets. We believe our decentralized regional service centers provide a ''hometown'' feel that affords us a significant advantage in recruiting, retaining, and developing driving associates. We have also continued to invest in our driver development and training programs to source driving associates and develop them into Knight company drivers. As a result, our driver turnover continues to compare favorably to what we believe to be the industry average.

The DOE national average diesel fuel price decreased 1.3% when compared to the second quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time lessening the environmental impact of our operations.

Our average tractor count for the quarter decreased 107 trucks, year-over-year, to 3,963 tractors.  Our tractor fleet remains one of the most modern fleets in the industry with an average age of 2.1 years.  Our gain on sale of revenue equipment in the second quarter of 2013 was $1.6 million, down from $2.2 million in the second quarter of 2012.

We have returned $78.5 million to our shareholders in the form of quarterly dividends over the twenty-four-month period ending June 30, 2013.  We ended the quarter with $0.7 million of cash and $517.4 million of shareholders' equity. Year-to-date our net capital expenditures are $17.8 million compared to $56.5 million for the same period last year, while our cash flow from operations is $72.3 million compared to $62.4 million.  This has resulted in significantly more free cash flow and has allowed us to repay $54.0 of our outstanding debt year-to-date.

The company will hold a conference call on July 24, 2013, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended June 30, 2013. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Second Quarter 2013 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2013	2012	2013	2012
REVENUE:
Revenue, before fuel surcharge	$200,104	$188,838	$389,704	$364,437
Fuel surcharge	44,679	47,430	90,479	91,363
TOTAL REVENUE	244,783	236,268	480,183	455,800

OPERATING EXPENSES:
Salaries, wages and benefits	56,807	59,089	114,461	120,045
Fuel expense - gross	52,739	56,612	108,432	113,923
Operations and maintenance	15,919	15,078	31,828	28,815
Insurance and claims	7,295	8,281	14,450	15,926
Operating taxes and licenses	3,985	3,973	7,893	8,075
Communications	1,200	1,271	2,372	2,666
Depreciation and amortization	21,089	20,933	42,597	41,305
Purchased transportation	49,883	36,064	92,675	67,924
Miscellaneous operating expenses	3,941	2,864	8,006	5,184
	212,858	204,165	422,714	403,863
Income From Operations	31,925	32,103	57,469	51,937

Interest income	96	108	205	221
Interest expense	(77)	(114)	(219)	(242)
Other income (expense)	(168)	197	53	394
Income before income taxes	31,776	32,294	57,508	52,310
INCOME TAXES	12,712	12,924	23,010	22,280
Net Income	19,064	19,370	34,498	30,030
Net income attributable to noncontrolling interest	(125)	(81)	(376)	(195)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$18,939	$19,289	$34,122	$29,835

Basic Earnings Per Share	$0.24	$0.24	$0.43	$0.37
Diluted Earnings Per Share	$0.24	$0.24	$0.43	$0.37

Weighted Average Shares Outstanding - Basic	79,954	79,686	79,898	79,609
Weighted Average Shares Outstanding - Diluted	80,296	80,076	80,209	80,045

BALANCE SHEET DATA:
	06/30/13	12/31/12
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$747	$5,684
Trade receivables, net of allowance for doubtful accounts	109,671	102,553
Notes receivable, net of allowance for doubtful accounts	749	791
Related party notes and interest receivable	1,663	2,814
Prepaid expenses	11,371	17,035
Assets held for sale	14,119	18,362
Other current assets	10,944	12,449
Current deferred tax assets	4,239	3,409
Total Current Assets	153,503	163,097

Property and equipment, net	569,620	584,064
Notes receivable, long-term	3,267	3,692
Goodwill	10,266	10,276
Other assets and restricted cash	22,036	21,383

Total Assets	$758,692	$782,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$20,892	$11,281
Accrued payroll and purchased transportation	11,241	10,489
Accrued liabilities	13,288	16,020
Claims accrual - current portion	15,563	15,892
Dividend payable - current portion	152	141
Total Current Liabilities	61,136	53,823

Claims accrual - long-term portion	9,741	10,340
Long-term dividend payable and other liabilities	2,369	2,638
Deferred tax liabilities	141,367	144,871
Long-term debt	26,000	80,000
Total Long-term Liabilities	179,477	237,849

Total Liabilities	240,613	291,672

Common stock	800	798
Additional paid-in capital	146,213	142,837
Accumulated other comprehensive loss	(251)	(302)
Retained earnings	370,680	346,899
Total Knight Transportation Shareholders' Equity	517,442	490,232
Noncontrolling interest	637	608
Total Shareholders' Equity	518,079	490,840
Total Liabilities and Shareholders' Equity	$758,692	$782,512

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012		2013	2012
	(Unaudited)			(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$40,523	$40,459	0.2%	$79,069	$79,519	-0.6%

Non-paid Empty Mile Percent	10.8%	10.1%	6.9%	10.9%	10.4%	4.8%

Average Length of Haul	482	485	-0.6%	481	482	-0.2%

Operating Ratio**	84.0%	83.0%		85.3%	84.7%

Average Tractors - Total	3,963	4,070		4,020	4,024

Trailers - End of Quarter	9,401	9,118		9,401	9,118

Net Capital Expenditures (in thousands)	$19,580	$32,184		$17,822	$56,474

Cash Flow From Operations (in thousands)	$31,935	$32,155		$72,257	$62,410

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  Operating ratio reported for the six months ending June 30, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

The following is a reconciliation of 2012 YTD GAAP Income to Non-GAAP Income:

Reconciliation:	(GAAP) YTD 6-30-12	* Option Acceleration Expense Recorded in Q1 - 2012	(Non-GAAP) Adjusted YTD 6-30-12
Total Revenue	$455,800		$455,800
Total Operating Expense	403,863	(3,981)	399,882
	51,937		55,918

Other Income	373		373
Income before income taxes	52,310		56,291
Income taxes	22,280	87	22,367
Net Income	30,030		33,924
Net income attributable to noncontrolling interest	(195)		(195)
Net income attributable to Knight Transportation	$29,835		$33,729
Net Income Per Share
- Basic	$0.37		$0.42
- Diluted	$0.37		$0.42
Weighted Average Shares Outstanding
- Basic	79,609		79,609
- Diluted	80,045		80,045

* The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts
Knight Transportation, Inc.
David A. Jackson, 602-606-6349
President
or
Adam W. Miller, 602-606-6349
CFO

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